Exhibit 99.1

IR Contact:

Don King

McGrath/Power

941-748-9695

ActivIdentity Announces Results for First Quarter of Fiscal 2007

Company delivers 27 percent revenue growth over the first quarter of 2006 with 69 percent gross margin

Fremont, Calif. February 8, 2007 – ActivIdentity Corporation, (NASDAQ: ACTI), a leading provider of digital identity assurance, today reported its financial results for the first quarter of fiscal 2007 ended December 31, 2006.

Revenue for the first quarter of 2007 was $14.6 million, compared with $11.5 million for the first quarter of fiscal 2006 and $17.9 million for the previous quarter ended September 30, 2006. Net loss for the first quarter of 2007 was $1.39 million, or $.03 per basic and diluted share, compared with a net loss of $8.6 million, or $0.19 per basic and diluted share for the same period in 2006. The Company’s net loss for the fourth quarter ended September 30, 2006 was $0.3 million or $0.01 per basic and diluted share.

Gross margin for the first quarter ended December 31, 2006 was 69 percent compared to 62 percent for the quarter ended December 31, 2005, and 72 percent for the quarter ended September 30, 2006.

Total operating expenses for the quarter ended December 31, 2006 were $13.7 million compared to $16.1 million for the quarter ended December 31, 2005 and $14.6 million for the previous quarter ended September 30, 2006.

Cash and equivalents (including short-term investments) increased during the quarter by $7.9 million to $136.0 million compared to an $8.5 million decrease in cash and equivalents for the quarter ending December 31, 2005 and a $9.0 million decrease in cash and equivalents for the previous quarter ended September 30, 2006.

“I have been pleased with the way the company has regained focus in the past year and this has translated into increases in our sustainable revenue while simultaneously reducing our operating expenses,” said Jason Hart, chief executive. “Even though our first quarter is traditionally impacted by cyclical factors, I’m pleased with the significant progress we achieved in year-over-year revenue growth and continuing expense reduction.

“We have focused our sales efforts on increasing our market share lead in providing our Smart Employee ID badge solutions to our large commercial and global government customers. We not only continue to experience sales success with world government organizations, but are seeing an increase in private sector enterprises looking to include our government grade identity assurance as a component of their security posture. I believe the company is now at an inflection point and is positioned for growth.”

Financial Highlights:

•	First quarter revenues grew 27 percent over the same quarter in 2006.

•	Q1 Operating expense of $13.7 million was a 14.5 percent reduction over Q1 2006 operating expense of $16.1 million.

•	Cash and equivalents (including short-term investments) increased by $7.9 million.

Operational Highlights:

The company has now completed the implementation of a new Oracle ERP and CRM replacing multiple redundant systems and manual processes. This is intended to provide improved management visibility and operational efficiency.

ActivIdentity has announced new solutions for corporate enterprise delivered through partners including Citrix, Microsoft, Novell, and Sun. These new solutions leverage the company’s reputation and experience in providing government strength identity assurance solutions.

Second Quarter Business Outlook

The company expects second quarter 2007 revenue to be in the range of $14.0 million to $15.5 million with a loss of between $.06 and $.09 per basic and diluted share on a GAAP basis. Cash and equivalents (including short-term investments) are expected to decrease between $4 million and $6 million driven primarily by changes in working capital.

Conference Call Details

The public is invited to listen to the live audio web cast of ActivIdentity’s conference call on the investor relations section of the Company’s website at www.actividentity.com. A replay of the web cast will be available approximately two hours after the conclusion of the call through March 8, 2007, and an audio replay of the conference call will also be available approximately two hours following the conclusion of the call. The audio replay will remain available until 11:59 p.m. PDT on February 12, 2007 and can be accessed by dialing 800-642-1687 or 706-645-9291 and entering the confirmation code 7993732.

About ActivIdentity

ActivIdentity® Corporation (NASDAQ: ACTI) is the trusted provider of identity assurance solutions for the enterprise, government, healthcare, and financial services markets worldwide. The company provides the only fully-integrated platform enabling organizations to issue, manage and use identity devices and credentials for secure access, secure communications, legally binding digital transactions, as well as intelligent citizen services.

ActivIdentity customers experience multiple benefits including increased network security, protection against identity theft and online fraud, enhanced workforce productivity, business process efficiencies, and regulatory compliance.

ActivIdentity solutions include Smart Employee ID, Enterprise Single Sign On, Strong Authentication, Secure Information and Transactions, and Smart Citizen ID.

More than 15 million users and 4,000 customers worldwide rely on solutions from ActivIdentity. Headquartered in Fremont, Calif., the company has development centers in the United States, Australia, France, and sales and service centers in more than ten countries. For more information, visit www.actividentity.com.

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ActivIdentity and ActivCard are registered trademarks in the United States and/or other countries. All other trademarks are the property of their respective owners in the United States and/or other countries.

Forward-Looking Statements Safe Harbor

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include risks relating to our history of losses and need for revenue growth and cost containment, the integration of acquired business and technologies, the variability of our quarterly results, and other risks identified under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, and in subsequent Quarterly Reports on Form 10-Q, which are filed with the United States Securities and Exchange Commission (SEC). Copies of these filings are available from the Company and on the SEC’s Web site at www.sec.gov. Actual results, events and performance may differ materially from our forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company disclaims any intention to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ActivIdentity Corporation

Consolidated Balance Sheets

(in thousands)

	December 31, 2006	September 30, 2006
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$16,881	$11,477
Short-term investments	119,093	116,570
Accounts receivable, net of allowance for doubtful accounts	9,447	18,048
Inventories	2,307	1,633
Prepaid and other current assets	2,869	2,976

Total current assets	150,597	150,704

Property and equipment, net	4,097	3,612
Other intangible assets, net	8,990	9,830
Other long-term assets	971	968
Goodwill	35,874	35,874

Total assets	$200,529	$200,988

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,726	$2,001
Accrued compensation and related benefits	5,933	6,425
Current portion of accrual for restructuring liability	754	750
Accrued and other current liabilities	5,013	4,585
Current portion of deferred revenue	12,230	12,788

Total current liabilities	27,656	26,549

Deferred revenue, net of current portion	2,079	1,945
Long-term portion of accrual for restructuring liability, net of current portion	2,076	2,249
Long-term deferred rent	875	919

Total liabilities	32,686	31,662

Minority interest	373	373

Stockholders’ equity:
Common stock	421,284	420,573
Accumulated deficit	(238,597)	(237,203)
Accumulated other comprehensive loss	(15,217)	(14,417)

Total stockholders’ equity	167,470	168,953

Total liabilities and stockholders’ equity	$200,529	$200,988

ActivIdentity Corporation

Consolidated Statement of Operations

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31,
	2006	2005
Revenue:
Software	$6,780	$5,181
Hardware	3,729	2,935
Maintenance and support	4,106	3,356

Total revenue	14,615	11,472

Cost of revenue:
Software	756	1,009
Hardware	1,906	1,768
Maintenance and support	1,047	896
Amortization of acquired developed technology and patents	792	663

Total cost of revenue	4,501	4,336

Gross profit	10,114	7,136

Operating expenses:
Sales and marketing	5,820	6,574
Research and development	4,993	4,756
General and administration	2,885	3,934
Restructuring expense	—	532
Amortization of acquired intangible assets	48	274

Total operating expenses	13,746	16,070

Loss from operations	(3,632)	(8,934)

Other income (expense):
Interest income, net	1,388	1,035
Other income (expense), net	867	(700)

Total other income, net	2,255	335

Loss before income tax and minority interest	(1,377)	(8,599)
Income tax provision	(15)	(20)
Minority interest	(2)	33

Net loss	$(1,394)	$(8,586)

Net loss per share basic and diluted	$(0.03)	$(0.19)

Shares used to compute basic and diluted net loss per share	45,625	45,140

ActivIdentity Corporation

Consolidated Statement of Cash Flows

(unaudited)

(in thousands)

	Three Months Ended December 31,
	2006	2005
Cash flows from operating activities:
Net loss	$(1,394)	$(8,586)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of fixed assets	399	418
Amortization of acquired developed technology and patents	792	663
Amortization of acquired intangible assets	48	274
Stock-based compensation expense	711	768
Loss on disposal of property and equipment	—	45
Minority interest in ActivIdentity Europe S.A	(2)	(33)
Changes in:
Accounts receivable	8,845	(1,909)
Inventories	(613)	255
Prepaid and other current assets	147	687
Accounts payable	1,634	738
Accrued compensation and related benefits	(702)	(800)
Accrual for restructuring liability	(165)	(328)
Accrued and other current liabilities	243	(1,088)
Deferred revenue	(564)	945
Deferred rent	(24)	(5)

Net cash provided by/(used in) operating activities	9,355	(7,956)

Cash flows from investing activities:
Purchases of property and equipment	(846)	(238)
Purchases of short-term investments	(34,515)	(25,228)
Proceeds from sales and maturities of short-term investments	32,041	32,265
Cash used in acquisitions, net of cash received	—	(784)
Other long-term assets	—	(286)

Net cash (used in)/provided by investing activities	(3,320)	5,729

Cash flows from financing activities:
Proceeds from exercise of options, rights and warrants	—	68

Net cash provided by/(used in) financing activities	—	68

Effect of exchange rate changes	(631)	557

Net increase/(decrease) in cash and cash equivalents	5,404	(1,602)
Cash and cash equivalents, beginning of period	11,477	13,167

Cash and cash equivalents, end of period	$16,881	$11,565